UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2006

INTERACTIVE DATA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-31555	13-3668779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2006, the Board of Directors (the “Board”) of Interactive Data Corporation (the “Company”) amended the Company’s standard form of Restricted Stock Unit for Non-Employee Directors to provide that upon death of a director, the unit will vest in full.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)(d) On December 13, 2006, the Board appointed Myra R. Drucker to the Board. In connection with her appointment to the Company’s Board, Ms. Drucker was granted an option to purchase 6,250 shares of Company common stock and 2,100 restricted stock units (each unit representing the contingent right to receive one share of Company common stock). On December 13, 2006, the Board also appointed Christine Sampson to serve as Vice President of Finance and Chief Accounting Officer. Prior to this appointment, Ms. Sampson, 54, served as Vice President and Corporate Controller of the Company since 2000.

Item 5.03. Amendments to Articles of incorporation or Bylaws: Change in Fiscal Year.

On December 13, 2006, the Board adopted Amended and Restated Bylaws. Among other things, the Amended and Restated Bylaws (i) update certain procedural aspects of stockholder, board and board committee meetings, (ii) update certain procedural aspects relating to resignation of officers and directors and removal of officers (iii) update the titles and duties of officers to reflect current management structure and (iv) update and add certain procedures in connection with indemnification of directors, officers and employees.

The summary above of the provisions of the Amended and Restated Bylaws is qualified in all respects by reference to the full text of the Amended and Restated Bylaws which is attached as Exhibit 3.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.2. Amended and Restated Bylaws of Interactive Data Corporation

10.1. Form of Restricted Stock Unit – Non-Employee Directors.

99.1. Press Release of Interactive Data Corporation dated December 14, 2006 announcing the election of Myra R. Drucker as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE DATA CORPORATION

Date: December 18, 2006	By:	/s/ Andrew J. Hajducky III
	Name:	Andrew J. Hajducky III
	Title:	Executive Vice President and Chief Financial Officer